Exhibit 10.15

AMENDED AND RESTATED

TWO-YEAR CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into as of July 28, 2014, by and between East Boston Savings Bank (the “Bank”), a bank organized under the laws of the Commonwealth of Massachusetts with its headquarters located in East Boston, Massachusetts (the “Bank”) and John Migliozzi (the “Executive”). This Agreement is effective December 17, 2013 (the “Effective Date”).

WITNESSETH

WHEREAS, the Executive originally entered into a two-year change in control agreement with the Bank on December 17, 2013 (the “Original Agreement”); and

WHEREAS, in connection with the conversion of Meridian Financial Services, Incorporated (the “MHC”) from the mutual holding company to the stock holding company form of organization, the Bank desires to amend and restate the Original Agreement in order to remove any reference to the MHC structure and to make certain other changes; and

WHEREAS, the Original Agreement may be amended in accordance with Section 8(b) of the Original Agreement; and

WHEREAS, the Executive has agreed to such amendment and restatement of the Original Agreement; and

WHEREAS, the Board of Directors of the Bank and the Executive believe it is in the best interests of the Bank to enter into the Agreement in order to reinforce and reward the Executive for his service and dedication to the continued success of the Bank.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM OF AGREEMENT

(a) The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the Effective Date and ending on the second anniversary date of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.

(b) The term of this Agreement shall be extended for one day each day so that a constant twenty-four (24) calendar month term shall remain in effect, until such time as the board of directors of the Bank (the “Board”) or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with the terms of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the second anniversary of the date of such written notice.

2.	DEFINITIONS

(a) “Change in Control” shall mean a change in control of the Bank or Meridian Bancorp, Inc., a Maryland corporation (the “Company”), as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, including the following:

(1)	Change in ownership: A change in ownership of the Bank or the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company; or

(2)	Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or Company possessing 35% or more of the total voting power of the Bank or Company; or (ii) a majority of the Bank’s or Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank’s or Company’s Board of Directors (as applicable), or

(3)	Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or Company’s assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Bank or Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(b) “Good Reason” shall mean a termination by the Executive following a Change in Control based on the following:

(1) a material diminution in the Executive’s base compensation as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (2) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (3) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Executive is required to report,

(2) any material breach of this Agreement by the Bank, or

(3) an involuntary relocation of the Bank’s offices in which Executive is principally employed by more than 10 miles;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank (or its successor) within sixty (60) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c) Termination for Cause shall mean:

(1)	the commission by, or indictment of, Executive for any felony involving moral turpitude, deceit, dishonesty, or fraud;

(2)	a material act or acts of dishonesty in connection with the performance of Executive’s duties, including without limitation, material misappropriation of funds or property;

(3)	an act or acts of gross misconduct by Executive; or

(4)	continued, willful, and deliberate non-performance by Executive of duties (other than by reason of illness or disability) which has continued for more than thirty (30) days following written notice of non-performance from the Board.

A determination of whether Executive’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event set forth in clauses (1), (2), (3), or (4) above has occurred and specifying the particulars thereof in detail.

(d) For purposes of this Agreement, any termination of Executive’s employment shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination of employment would permanently decrease to a level that is less than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

3.	BENEFITS UPON TERMINATION

(a) If the Executive’s employment by the Bank shall be terminated subsequent to a Change in Control and during the term of this Agreement by (i) the Bank for other than Cause, or (ii) the Executive for Good Reason, then the Bank shall:

(1) pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries or estate, as applicable, a cash severance amount equal to:

(i) two (2) times the Executive’s base salary in effect as of the Date of Termination,

(ii) the highest level of cash incentive compensation earned by the Executive from the Bank in any one of the three calendar years immediately preceding the year in which the termination occurs, and

(iii) payable by lump sum within ten (10) business days of the Date of Termination.

(2) cause to be continued non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to Executive’s termination, with the Executive responsible for his share of employee premiums, for twenty-four (24) months. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within ten (10) business days of the Date of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

(b) In no event shall the payments or benefits to be made or provided to Executive under Section 3 hereof (the “Termination Benefits”) constitute an “excess parachute payment”

under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code. The reduction required among the Termination Benefits provided by this Section 3 shall be applied to the cash severance benefits otherwise payable under Section 3(a) hereof.

4.	NOTICE OF TERMINATION

Any purported termination by the Bank or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate). In no event shall the Date of Termination exceed thirty (30) days from the date the Notice of Termination is given.

5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6.	REQUIRED REGULATORY PROVISIONS

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

7.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This Agreement contains the entire understanding between the parties hereto and supersedes the Original Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.	GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts but only to the extent not superseded by federal law.

12.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty-five (25) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.	PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.	OBLIGATIONS OF BANK

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

15.	SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the date first above written.

EAST BOSTON SAVINGS BANK

By:	/s/ Richard J. Gavegnano
Richard J. Gavegnano

EXECUTIVE

By:	/s/ John Migliozzi
John Migliozzi